SUB-ITEM 77Q3

AIM TAX EXEMPT CASH FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 2/28/2010
FILE NUMBER :      811-7890
SERIES NO.:        3

72DD.   1    Total income dividends for which record date passed during the period. (000's Omitted)
             Class A               $    15
        2    Dividends for a second class of open-end company shares (000's
             Omitted)
             Class Y               $     9
             Investor Class        $     8

73A.    Payments per share outstanding during the entire current period: (form
        nnn.nnnn)
        1    Dividends from net investment income
             Class A                0.0007
        2    Dividends for a second class of open-end company shares (form
             nnn.nnnn)
             Class Y                0.0007
             Investor Class         0.0007

74U.    1    Number of shares outstanding (000's Omitted)
             Class A                19,012
        2    Number of shares outstanding of a second class of open-end company shares (000's Omitted)
             Class Y                16,785
             Investor Class         11,970

74V.    1    Net asset value per share (to nearest cent)
             Class A               $  1.00
        2    Net asset value per share of a second class of open-end company shares (to nearest cent)
             Class Y               $  1.00
             Investor Class        $  1.00
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